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                                                                     EXHIBIT 8.2



                         [Form of partnership opinion]



                            November        , 1996
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Southpoint Structured Assets, Inc.
50 North Front Street
Memphis, Tennessee 38103

     Re:    [$] Trust Certificates, Series 1996-[ ] (the "Certificates")
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Ladies and Gentlemen:

     We have acted as counsel to Southpoint Structured Assets, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Certificates, as described in the Company's Prospectus, dated November __, 1996 (the "Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

     As such counsel, we have examined originals or copies identified to our satisfaction as being true copies or originals of the following:


          1.  The Prospectus;

          2. The Certificate of Incorporation and Bylaws of the Company as now in effect;

          3.  The Trust Agreement; and

          4.  [list other appropriate documents].

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
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     We understand that the structure of the proposed transaction is as set forth in the Prospectus. The [affiliate of the Company] will transfer certain Underlying Securities to the Company. The Company will in turn transfer the Underlying Securities to the Trust which will be formed pursuant to the Trust Agreement and will cause Certificates to be issued thereunder. The Certificates will represent undivided interest in the assets of the Trust and will consist of one [or more]class [or classes] of [senior] Certificates [and [ ] classes of [subordinated] Certificates].

     As such counsel, we have examined such pertinent records, documents and matters of law as we have deemed necessary, including, but not limited to, certain representations of even date herewith supplied to us by the Company [and list others], including, without limitation, the following representations, with respect to which in each case we have no independent knowledge: (1) the Certificateholders paid fair market value for their Certificates; (2) that the owner of the [ ] Certificate paid fair market value for the [ ] Certificate; and
(3) that the Company will have a net worth sufficient to meet the net worth requirements established by the Internal Revenue Service (the "Service") for the issuance of an advance private letter ruling that an organization is a partnership for federal income tax purposes. Furthermore, no opinion is expressed herein regarding the [ ] Certificate. Our opinion is subject to the qualification that facts materially different from those set forth above may affect or prevent us from rendering an opinion as expressed herein.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We note that the Company has not requested a ruling from the Internal Revenue Service as to the matters covered by our opinion. We express no opinion either as to any matters not specifically covered by the following opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, facts, including the taking of any action by any party to any of the transactions described in the Prospectus pursuant to any opinion of counsel as required by any of the documents relating to such transactions, or documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

     Furthermore, the opinion set forth below is based on the enforceability of the provisions of the Trust Agreement that (1) provide that the Trust will terminate upon the occurrence of certain events, such as the insolvency or bankruptcy of the Company, (2) restrict the transferability of the Certificates and (3) impose personal liability on the Company for expenses and other liabilities. In this regard, the opinion set forth below is based upon the opinion delivered as of the date hereof relating to the enforceability of the provisions of the Trust Agreement described above and is subject to the assumptions,

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representations and limitations set forth therein. The opinion set forth below also assumes that the Company (or any successor thereto) will have a net worth sufficient to meet the net worth requirements established by the Service for the issuance of an advance private letter ruling that an organization is a partnership for federal income tax purposes.

     On the basis of the foregoing and in reliance thereon and our consideration of such other matters of fact and questions of law as we have deemed necessary, we are of the opinion that:

          (i) the Trust is a partnership, not an association taxable as a corporation;

          (ii) the Company and the Certificateholders will be treated as partners in such partnership (rather than as holders of debt instruments issued by such partnership); and,

          (iii) the applicable statements contained in the Prospectus Supplement, under the caption "FEDERAL INCOME TAX CONSEQUENCES," while not purporting to discuss all possible federal income tax consequences of an investment in Certificates, is materially accurate with respect to those tax consequences which are discussed.

    We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the references to our firm under the captions "FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL OPINIONS" in the Prospectus without admitting that we are "experts" within the meaning of the Act, and the rules and regulations thereunder, with respect to any part of the Registration Statement, including this Exhibit.

                                            Respectfully submitted,